Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: William J. Evanson

Executive Vice President & Chief Financial Officer

(440) 720-3301

ANTHONY & SYLVAN POOLS CORPORATION REPORTS

FIRST QUARTER RESULTS

Mayfield Village, Ohio (May 1, 2003) – Anthony & Sylvan Pools Corporation (NASDAQ: SWIM) today announced results for its first quarter ended March 31, 2003. Net sales for the quarter were $18,285,000 compared with $23,132,000 reported a year ago. The net loss for the seasonally slow first quarter of ($3,953,000), or ($0.75) per share, compares with a net loss of ($2,959,000), or ($0.52) per share, in the first quarter of 2002. The net loss reported last year included ($592,000), or ($0.10) per share, from discontinued operations.

In 2002, the Company exited two geographic markets in Florida. The financial results of these businesses are reported as discontinued operations. In accordance with generally accepted accounting principles, earnings, assets and liabilities of the discontinued operations are shown separately in the income statement and balance sheet, respectively, for all periods presented, where applicable. All information in this earnings release, including all supplemental information, reflects continuing operations, unless otherwise noted.

Commenting on the results, Stuart D. Neidus, Anthony & Sylvan’s Chairman and Chief Executive Officer, said, “The unusual, extended winter in the northeast and mid-Atlantic states had a major impact on our ability to install swimming pools in many of our markets. While weather negatively impacted us in the first quarter, we have a good backlog of business entering the second quarter.” Mr. Neidus commented on the outlook for the remainder of the year by stating, “Our businesses remain solid. Lead flow thus far this year compares well with last year; and the significant investments that we have made over the last few years in people, technology, marketing and customer service have positioned us well to meet both the challenges and opportunities that lie ahead.”

Anthony & Sylvan (www.anthonysylvan.com) operates in the leisure industry, offering in-ground, concrete residential swimming pools, spas and related products to its customers. The Company serves its customers through a network of 40 sales design centers in 22 geographic markets in 16 states. It also sells pool-related consumables, replacement parts, equipment and supplies through retail service centers.

This earnings release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. The Company assumes no obligation to update or revise any such statements, whether as a result of new information or otherwise. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to: dependence on existing management; consumer spending; market conditions and weather. A number of those risks, trends and uncertainties are discussed in the Company’s SEC reports, including the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

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ANTHONY & SYLVAN POOLS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	March 31, 2003	December 31, 2002
	(unaudited)	(audited)
Assets
Current Assets:
Cash and cash equivalents	$1,621	$432
Contract receivables, net	6,272	8,354
Inventories	8,231	5,841
Prepayments and other	5,117	3,655
Deferred income taxes	1,586	1,936

Total current assets	22,827	20,218
Property, plant and equipment, net	7,323	7,794
Goodwill, net	26,276	26,276
Deferred income taxes	1,095	373
Other	2,990	2,951

Total assets	$60,511	$57,612

Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$—	$—
Accounts payable	8,679	4,310
Accrued expenses	14,108	11,149
Net liabilities of discontinued operations	640	1,169
Accrued income taxes	14	14

Total current liabilities	23,441	16,642
Long-term debt	6,550	6,300
Other long-term liabilities	3,295	3,526
Commitments and contingencies	—	—
Shareholders’ equity	27,225	31,144

Total liabilities and shareholders’ equity	$60,511	$57,612

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ANTHONY & SYLVAN POOLS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2003 and 2002

(In thousands, except per share data)

	2003	2002
Net sales	$18,285	$23,132
Cost of sales	15,068	17,738

Gross profit	3,217	5,394

Operating expenses	9,267	9,056

Operating loss from continuing operations	(6,050)	(3,662)

Interest and other expense	126	138

Loss before income taxes from continuing operations	(6,176)	(3,800)
Benefit for income taxes	(2,223)	(1,433)

Net loss from continuing operations	(3,953)	(2,367)
Loss from discontinued operations, net of income taxes	—	(592)

Net loss	$(3,953)	$(2,959)

Basic Earnings per share:
Basic loss per share from continuing operations	$(0.75)	$(0.42)
Basic loss per share from discontinued operations	—	(0.10)

Net loss	$(0.75)	$(0.52)

Diluted Earnings per share:
Diluted loss per share from continuing operations	$(0.75)	$(0.42)
Diluted loss per share from discontinued operations	—	(0.10)

Net loss	$(0.75)	$(0.52)

Average shares outstanding:
Basic	5,245	5,648
Diluted	5,245	5,648

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ANTHONY & SYLVAN POOLS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2003 and 2002

(Dollars in thousands)

	2003	2002
Cash Flows from Operating Activities:
Net loss	$(3,953)	$(2,959)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations	—	592
Depreciation	702	643
Deferred taxes and other	(249)	(1,927)
Changes in operating assets and liabilities:
Contract receivables	2,082	9,763
Inventories	(2,390)	(2,808)
Prepayments and other	(1,462)	582
Accounts payable	4,369	2,539
Accrued expenses and other	2,689	3,373

Net cash provided by operating activities	1,788	9,798
Cash Flows from Investing Activities:
Additions to property, plant and equipment	(320)	(493)

Net cash used in investing activities	(320)	(493)
Cash Flows from Financing Activities:
Proceeds from/(repayments of) long-term debt	250	(7,555)
Proceeds from stock option exercise	—	34
Treasury stock purchases	—	(53)

Net cash provided by/(used in) financing activities	250	(7,574)

Increase in Cash and Cash Equivalents	1,718	1,731
Net cash used in discontinued operations	(529)	(814)
Cash and Cash Equivalents:
Beginning of period	432	351

End of period	$1,621	$1,268

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